Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, and except for Note 2.n., for which the date is November 3, 2003, in Amendment No. 2 to the Registration Statement (Form S-1 No. 110250) and the related Prospectus of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) for the registration of shares of its common stock.

Ernst & Young LLP

Kansas City, Missouri

The foregoing consent is in the form that will be signed upon the effective date of the recapitalization of capital stock and the stock split described in Note 19 to the combined and consolidated financial statements.

/s/    Ernst & Young LLP

Kansas City, Missouri

December 9, 2003